Exhibit 99.2

Salix Pharmaceuticals, Ltd.

LETTER TO REGISTERED HOLDERS,

DIRECT PARTICIPANTS IN THE DEPOSITORY TRUST COMPANY,

AND OTHER NOMINEES

Regarding Its Offer to Exchange

Any and All of Its Outstanding

6.00% Senior Notes Due 2021

Issued on December 27, 2013 in a Transaction

Exempt from Registration under the Securities Act of 1933, as amended, and Related Subsidiary Guarantees

For

6.00% Senior Notes Due 2021

and Related Subsidiary Guarantees

Registered under the Securities Act of 1933, as amended

[                ], 2014

To Registered Holders, Direct Participants in the Depository Trust Company (“DTC,” and such participants, “Direct Participants”), and Other Nominees:

Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Issuer”), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated [                ], 2014 (as amended and supplemented from time to time, the “Prospectus”) and the related Letter of Transmittal and the instructions thereto (which, together with the Prospectus, constitutes the “Exchange Offer”), an aggregate principal amount of up to $750.0 million of its 6.00% Senior Notes due 2021 and related subsidiary guarantees (the “New Notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 6.00% Senior Notes due 2021 that were issued on December 27, 2013 in a transaction exempt from the registration requirements of the Securities Act and related subsidiary guarantees (the “Old Notes”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes will not contain transfer restrictions or provisions for registration rights and additional interest.

The Exchange Offer will expire at 12:01 a.m., Eastern time, on [                ], 2014 (such date and time, the “Expiration Time”), unless the offer is extended to a later time or date, in which case the Expiration Time shall be such later time and date. Tenders may be withdrawn, subject to the procedures described in the Prospectus, prior to the Expiration Time.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee as quickly as possible, enclosed herewith are copies of the following documents:

1. Prospectus dated [                ], 2014;

2. Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients; and

3. A form of letter which may be sent to your clients for whose account you hold Old Notes or book-entry interests representing Old Notes in your name or in the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Exchange Offer.

Your prompt action is required. Please furnish copies of the enclosed materials to your clients as quickly as possible.

A holder may tender Old Notes by book-entry transfer of the Old Notes into an account of U.S. Bank National Association (the “Exchange Agent”) established for purposes of the Exchange Offer at DTC. To participate in the Exchange Offer, the tendering holder must, on or prior to the Expiration Time, transmit an agent’s message to the Exchange Agent, in accordance with the instructions set forth in the Prospectus.

Except for customary fees that the Issuer has agreed to pay the Exchange Agent, the Issuer will not pay any fee or commission to any broker or dealer or to any other persons in connection with the Exchange Offer. The Issuer may, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for the reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at the following telephone number: (800) 934-6802.

Very truly yours,

SALIX PHARMACEUTICALS, LTD.

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Salix Pharmaceuticals, Ltd., U.S. Bank National Association, or authorize you or any other person to use any document or make any statement or representation on their behalf of either of them in connection with the Exchange Offer except for statements expressly made in the Prospectus.

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